As filed with the Securities and Exchange Commission on June 17, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICOLD REALTY TRUST, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	93-0295215
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

10 Glenlake Parkway

South Tower, Suite 600

Atlanta, Georgia 30328

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated Americold Realty Trust 2017 Equity Incentive Plan

(Full Title of the Plan)

Nathan H. Harwell

Chief Legal Officer, Executive Vice President and Secretary

10 Glenlake Parkway South Tower, Suite 600

Atlanta, Georgia 30328

(678) 441-1400

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Christian O. Nagler, P.C.

Christina M. Thomas

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On May 20, 2025, the shareholders of Americold Realty Trust, Inc. (the “Registrant”) approved the Amended and Restated Americold Realty Trust 2017 Equity Incentive Plan (the “Plan”) in order to: (i) increase the number of shares reserved for issuance under the plan by 7.7 million shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), (ii) increase the number of shares that may be covered by options that are designated as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code by 7.7 million shares of Common Stock, (iii) incorporate a one-year vesting requirement for all awards (provided, that up to five percent of the shares of Common Stock reserved for issuance may be issued pursuant to awards that do not comply with such minimum vesting period) and (iv) extend the scheduled expiration date of the Plan to May 20, 2035.

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purposes of registering an additional 7.7 million shares of Common Stock of the Registrant under the Plan, which have been authorized and reserved for issuance under the Plan and includes Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to share counting and other terms and conditions of the Plan.

In accordance with General Instruction E to Form S-8, the registration statements on Form S-8 relating to the Plan and previously filed with the Securities and Exchange Commission (the “Commission”) on January 19, 2018 (File No. 333-222637), as subsequently amended by Post-Effective Amendment No. 1 thereto filed with the Commission on March 21, 2023, are hereby incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents that the Registrant previously filed with the Commission are incorporated by reference herein:

•

the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (our “Annual Report”), which contains the audited financial statements for the Registrant’s last completed fiscal year filed with the Commission on February  27, 2025, which incorporates by reference certain parts of the Registrant’s Proxy Statement for the Registrant’s 2025 Annual Meeting of Stockholders filed with the Commission on April 7, 2025;

•	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 filed with the Commission on May 8, 2025;

•	the Registrant’s Current Reports on Form 8-K filed with the Commission on January 7, 2025, March 27, 2025, April 3, 2025, May 21, 2025; and June 2, 2025 (with respect to Item 5.02 only) and

•

the Registrant’s Description of Common Stock contained in Exhibit 4.1 to our Annual Report, and all subsequently filed amendments or reports filed with the SEC for the purpose of updating such description.

All documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in the documents incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified, superseded or replaced, for purposes of this Registration Statement, to the extent that a statement contained herein or in any other subsequently filed document that is incorporated or deemed to be incorporated by reference into this Registration Statement modifies, supersedes or replaces such statement contained in this Registration Statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

No document or information deemed to be furnished and not filed in accordance with rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement.

Exhibit Number	Description

5.1*	Opinion of Venable LLP

10.1	Amended and Restated 2017 Equity Incentive Plan (incorporated by reference to Appendix B to the Registrant’s Notice and Proxy Statement dated April 7, 2025 for the Annual Meeting of Shareholders held on May 20, 2025)

23.1*	Consent of Ernst & Young LLP

23.4	Consent of Venable LLP (included as part of Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)

107*	Calculation of Filing Fee Tables

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on June 17, 2025.

AMERICOLD REALTY TRUST, INC.

By:	/s/ E. Jay Wells
Name: E. Jay Wells
Title: Chief Financial Officer and Executive Vice President

Each of the undersigned officers and directors of Americold Realty Trust, Inc. hereby constitutes and appoints George F. Chappelle, Jr. and E. Jay Wells, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement of Americold Realty Trust, Inc. on Form S-8, and any other registration statement relating to the same offering (including any and all amendments thereto (including post-effective amendments)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title

/s/ George F. Chappelle, Jr.	Chief Executive Officer, Director
George F. Chappelle, Jr.	(Principal Executive Officer)

/s/ E. Jay Wells	Chief Financial Officer and Executive Vice President
E. Jay Wells	(Principal Financial Officer)

/s/ Robert E. Harris, Jr.	Chief Accounting Officer and Senior Vice President
Robert E. Harris, Jr.	(Principal Accounting Officer)

/s/ Mark R. Patterson	Chairman of the Board of Directors
Mark R. Patterson

/s/ George J. Alburger, Jr.	Director
George J. Alburger, Jr.

/s/ Kelly H. Barrett	Director
Kelly H. Barrett

/s/ Robert L. Bass	Director
Robert L. Bass

/s/ Antonio F. Fernandez	Director
Antonio F. Fernandez

/s/ Pamela K. Kohn	Director
Pamela K. Kohn

/s/ David J. Neithercut	Director
David J. Neithercut

/s/ Andrew P. Power	Director
Andrew P. Power